Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Nanogen, Inc. for the registration of 381,312 shares of its common stock to be filed on or about December 20, 2004 and to the incorporation by reference therein of our report dated February 6, 2004, except Note 15 as to which the date is March 18, 2004, with respect to the consolidated financial statements of Nanogen, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Diego, California

December 16, 2004